Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CAPTARIS, INC.,

MEDIATEL CORPORATION (DELAWARE)

AND

XPEDITE SYSTEMS, INC.

* * *

Dated as of September 15, 2003

TABLE OF CONTENTS

ARTICLE 1: PURCHASE AND SALE; CLOSING		1

1.1	Sale and Purchase of Assets	1

1.2	Retained Assets	3

1.3	Assumed and Excluded Liabilities	3

1.4	Purchase Price	4

1.5	Payment of the Purchase Price	4

1.6	Post-Closing Purchase Price Adjustment	5

1.7	Effective Date Balance Sheets	5

1.8	Closing	7

1.9	Allocation of the Purchase Price	7

1.10	Proration	7

1.11	Deliveries by MediaTel	7

1.12	Deliveries by Buyer	8

ARTICLE 2: REPRESENTATIONS AND WARRANTIES OF SELLER		8

2.1	Organization	8

2.2	Authority; No Violation; Enforceability; Consents	9

2.3	Financial Matters	9

2.4	Absence of Certain Changes	9

2.5	Taxes	10

2.6	Purchased Assets; Title; Liabilities and Liens	11

2.7	Title to Intellectual Property	11

2.8	Adequacy of Technical Documentation	12

2.9	Third-Party Components in Software Programs	12

2.10	Third–Party Interests or Marketing Rights in Software Programs	12

2.11	Contracts	12

2.12	Intercompany Transactions	13

2.13	Customers and Suppliers	14

2.14	Labor Relations; Employee Claims and Plans	14

2.15	Litigation	15

2.16	Compliance with Laws	15

2.17	Brokers and Finders	15

2.18	Accounts Receivable	15

2.19	Other	15

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF BUYER		16

3.1	Organization and Standing of Buyer	16

3.2	Authority; No Violation; Enforceability	16

3.3	Other	16

ARTICLE 4: FURTHER COVENANTS		16

4.1	Further Assurances; Financial Statements; Ordinary Course	16

4.2	Confidentiality and Announcements as to this Agreement	17

4.3	Certain Employee Matters	17

4.4	Certain Laws	18

4.5	Certain Transition Matters	18

4.6	Expenses	19

ARTICLE 5: INDEMNIFICATION		19

5.1	Indemnity by Seller	19

5.2	Indemnity by Buyer	19

5.3	Claims for Indemnification	20

5.4	Third Party Claims	20

5.5	Settlement; Counter Notice	20

5.6	Manner of Indemnification	20

5.7	Nature; Limitations	21

ARTICLE 6: MISCELLANEOUS PROVISIONS		21

6.1	Good Faith; Cooperation; Further Assurances	21

6.2	Notices	21

6.3	Assignment; Successors in Interest	23

6.4	No Third Party Beneficiaries	23

6.5	Severability	23

6.6	Certain Rules of Construction	23

6.7	Controlling Law; Integration; Amendment; Waiver	23

6.8	Judicial Proceedings	24

6.9	Counterparts	24

* * * * *

List of Defined Terms

Accounts Receivable	3

Acquired Contract	13

Affiliate	13

Agreement	1

Assumed Liabilities	4

Assumption Agreement	8

Base Purchase Price	4

Bulk Sales Act	18

Business	1

Buyer	1

Buyer Indemnitees	19

Closing	6

Closing Date	6

Closing Date Purchase Price Adjustment	5

Computer Equipment	2

Contracts	2

Cut-Off Date	17

Determination Date	20

Effective Date	1

Employee Plans	14

Escrow Agent	6

Escrow Agreement	6

Escrow Amount	6

Excluded Liabilities	4

FF&E	1

Final Statements	6

Financial Statements	9

GAAP	9

General Contract	12

Indemnified Party	19

Indemnifying Party	19

Intellectual Property	2

Inventory	2

License Agreement	7

Licensed Assets	3

Loss	19

MediaTel	1

Mutual Resale Agreement	7

Net Cash Flow	5

Net Working Capital	4

Noncompetition Agreement	7

Nondisclosure, Nonsolicitation and Inventions Ownership Agreement	7

Notice of Claim	19

NWC Shortfall	4

NWC Target	4

Permits	15

Post-Closing Purchase Price Adjustment	5

Preliminary Closing Balance Sheet	5

Preliminary Statement of Cash Flows	5

Pro-Rated Bonus Amount	17

Purchase Price	4

Purchased Assets	1

Retained Assets	1, 3

Seller	1

Seller Indemnitees	19

Software Assets	2

Software Contract	2

Technical Documentation	2

Technological Assets	2

Transaction Documents	9

Transition Services Agreement	8

True Up Period	5

v

LIST OF SCHEDULES

Schedule 1.1(a)	:	Furniture, Fixtures and Equipment

Schedule 1.1(c)	:	Technical Documentation

Schedule 1.1(d)	:	Software Contracts

Schedule 1.1(e)	:	Computer Equipment

Schedule 1.1(h)	:	Intellectual Property

Schedule 1.1(j)	:	Accounts Receivable

Schedule 1.2	:	Retained Assets

Schedule 1.3(b)	:	Certain Liabilities

Schedule 1.4	:	Revenue Targets

Schedule 2.1	:	Foreign Qualifications

Schedule 2.2	:	Consents

Schedule 2.3	:	Financial Matters

Schedule 2.4	:	Absence of Certain Changes

Schedule 2.6	:	Purchased Assets; Title; Liabilities and Liens

Schedule 2.7(d)	:	Absence of Claims

Schedule 2.11(b)	:	General Contracts

Schedule 2.11(c)	:	Status of Acquired Contracts

Schedule 2.12	:	Intercompany Transactions

Schedule 2.13	:	Customers and Suppliers

Schedule 2.14	:	Labor Relations; Employee Claims & Plans

Schedule 2.15	:	Litigation

Schedule 2.16	:	Permits

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CAPTARIS, INC., MEDIATEL CORPORATION (DELAWARE),

AND

XPEDITE SYSTEMS, INC.

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 15, 2003, by and among CAPTARIS, INC., a Washington corporation (“Parent”), MEDIATEL CORPORATION (DELAWARE), a Delaware corporation and a wholly-owned subsidiary of Parent (“MediaTel” and, collectively with Parent, the “Seller”), and XPEDITE SYSTEMS, INC., a Delaware corporation (“Buyer”).

RECITALS

A. MediaTel provides outsourced e-document delivery services, primarily consisting of a broadcast fax and permission e-mail service, and including permission and e-mail delivery, fax broadcast, fax merge, fax on demand, “MortgageExpress”, “TravelExpress”, “WebLinq”, and “MediaLinqClient” services (the “Business”);

B. MediaTel wishes to sell substantially all of the assets related to the Business, and Buyer wishes to purchase such assets, upon the terms and conditions set forth herein; and

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually covenant and agree, with the intent to be legally bound, as follows:

ARTICLE 1: PURCHASE AND SALE; CLOSING

1.1 Sale and Purchase of Assets. On the terms and subject to the conditions herein expressed, MediaTel agrees (and, with respect to any Software Contract or General Contract to which Parent is a party or to which Parent is bound, which are identified on Schedules 1.1(d) and 2.11(b), Captaris agrees) to sell, convey, transfer, assign, set over and deliver to Buyer, effective as of 12:01 AM PDT, September 1, 2003 (the “Effective Date”), the following assets (the “Purchased Assets”) other than the Retained Assets, as that item is defined hereinafter, then owned by MediaTel (and, with respect to the Contracts listed above, Captaris) and primarily used in, or otherwise necessary for, the operation of the Business as it has been conducted since March 31, 2003, and as it is currently being conducted, including rights under Acquired Contracts, free and clear of any and all liens, including:

(a) office furniture, fixtures, and equipment, including the Computer Equipment (“FF&E”) primarily used in the operation of the Business, and including, without limitation, the FF&E set forth on Schedule 1.1(a);

(b) unused or reusable materials, stores and supplies, in each case to the extent primarily used in the Business (collectively, the “Inventory”);

(c) all technical and descriptive materials (other than Inventory) relating to the acquisition, design, development, use or maintenance of computer code and program documentation and materials primarily used in the Business (the “Technical Documentation”), including all items listed on Schedule 1.1(c);

(d) all contracts, agreements, licenses and other commitments and arrangements, oral or written, with any person or entity (“Contracts”) respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of computer program code, related technical or user documentation, and databases, in each case primarily relating to or arising out of the Business, including those items listed in Schedule 1.1(d) (the “Software Contracts”);

(e) all equipment and devices (including data processing hardware and related telecommunications equipment, media and tools) primarily used in the Business (the “Computer Equipment”), including Seller’s rights under all related warranties, listed in Schedule 1.1(e) (the assets described in paragraphs (b), (c), (d), and (e) of this Section 1.1 are collectively referred to as the “Technological Assets”);

(f) all books, records, files, papers or software including, without limitation, all software related to the XML Plus platform, Mortgage Express application, MediaLinq Client, WebLinq Client, and all delivery platforms, gateways, “on ramp” connections, access points, and client satisfaction software, whether in hard copy or computer format, primarily used in or related to the Business (the “Software Assets”);

(g) all other information relating primarily to the Business including, without limitation, billing systems, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, personnel and employment records, customer lists, vendor lists, catalogs, research material, technical information, trade secrets, technology, know-how, specifications, designs, drawings, processes and quality control data, if any, or any other intangible property and applications for the same;

(h) all patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other intellectual property rights, trade secrets and other proprietary information, processes and formulae used primarily in the operation of the Business or otherwise necessary for the ownership and use of the Purchased Assets, but excluding any rights to systems used by Seller to provide the services contemplated by the Transition Services Agreement (the “Intellectual Property”). The Intellectual Property includes the registered trademarks and service marks, domain names, websites (including content thereof in electronic form), “800” numbers, access numbers, the reserved trade names, the registered copyrights, and the filed patent applications and issued patents listed in Schedule 1.1(h);

(i) all other Contracts primarily relating to or arising out of the Business (the “General Contracts” as further defined herein);

(j) all accounts and notes receivable and contingent rights relating thereto, deposits and advances, and other receivables generated by the Business and in existence on the Effective Date, including those accounts receivable listed in Schedule 1.1(j) (the “Accounts Receivable”);

(k) all deposits and prepayments held by MediaTel on behalf of customers of the Business pursuant to Acquired Contracts (as defined hereinafter) that are in effect on the Effective Date and payments with respect to the Business made by MediaTel for goods or services on or prior to the Effective Date, to the extent such goods or services are not fully used or received by the Business as of the Effective Date, including without limitation all credits, prepaid expenses (except for property and liability insurance), deferred charges, advance payments, security deposits, prepaid rent, prepaid Taxes, prepaid advertising and prepaid items to the extent transferred, properly recorded and categorized as current in accordance with GAAP;

(l) goodwill related to the Business, including good will relating to the trademarks and service marks constituting parts of the Intellectual Property and including, without limitation, all rights in the names and marks “MediaLinq,” “MediaLinq Client,” and “WebLinq”; and

(m) all other tangible and intangible assets primarily used in or related to the Business.

1.2 Retained Assets. Without limiting any other provision of this Agreement, the Purchased Assets do not include (i) the consideration to be delivered to MediaTel pursuant to this Agreement, the corporate minute books of MediaTel, the books and records of the Business for periods prior to the Effective Date, provided, however, that Seller shall deliver to Buyer true, accurate and complete copies of all such books and records at Closing and shall grant Buyer full access to the originals of such books and records for any reasonable business purpose, any other corporate records not specifically and primarily relating to the Purchased Assets, (ii) cash and cash equivalents or similar type investments, uncollected checks, bank accounts, certificates of deposit, Treasury bills and other marketable securities on the books of the Business immediately prior to the Effective Date; (iii) such proprietary software, technology, processes and intellectual property rights licensed by Parent to Buyer under the License Agreement or otherwise licensed to Buyer under the Reseller Agreement or under any license of proprietary software of Parent included in the Acquired Contracts (the “Licensed Assets”) and the Products and Documentation (as those terms are defined in the Mutual Resale Agreement (as that term is defined hereinafter)); and (iv) other items, if any, set forth on Schedule 1.2 (the “Retained Assets”).

1.3 Assumed and Excluded Liabilities.

(a) Assumed Liabilities. As of the Effective Date, Buyer shall assume only (i) those liabilities of the Business incurred after the Effective Date, including Liabilities arising under the Acquired Contracts (whether or not the assignment of any such Acquired Contracts is effective as of the Effective Date), and (ii) those liabilities listed on the Preliminary Effective Date Balance Sheet, as adjusted as provided herein, (the “Assumed Liabilities”).

(b) Excluded Liabilities. Except for the Assumed Liabilities, Buyer does not assume and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other liability of Seller, whether existing on, before or after the Effective Date or arising out of any transactions entered into, or any state of facts existing on, prior to or after the Effective Date, including all liabilities with respect to those claims listed on Schedule 2.15, irrespective of the time any such claim is asserted, and any liabilities arising from any matter disclosed on Schedule 2.7(d), to the extent any such liability is attributable to the conduct of the Business by Seller prior to the Closing Date (the “Excluded Liabilities”), and Seller agrees (i) to retain sole responsibility for the Excluded Liabilities, including those liabilities and obligations set forth on Schedule 1.3(b) and (ii) to pay and satisfy when due any and all Excluded Liabilities which relate to obligations incurred by Seller prior to the Effective Date under the Acquired Contracts. All such Excluded Liabilities shall remain the exclusive liabilities and obligations of Seller.

1.4 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be $15,000,000 (the “Base Purchase Price”), subject to the Post-Closing Purchase Price Adjustment, plus the assumption of the Assumed Liabilities.

1.5 Payment of the Purchase Price.

(a) At Closing. The Purchase Price shall be paid by Buyer to MediaTel no later than 12:30 PM, PDT, on September 16, 2003 (the “Payment Time”) by: (i) assumption of the Assumed Liabilities, (ii) delivery of the Escrow Amount to the Escrow Agent as provided in Section 1.7(f) hereof, and (iii) delivery to MediaTel of the remainder of the Base Purchase Price, as adjusted on the Closing Date as provided herein, by wire transfer of federal funds.

(b) Closing Date Purchase Price Adjustment. On the Closing Date, the Base Purchase Price shall be adjusted to equal $15,352,728 as provided in Section 1.7(a).

(c) Payment of Post-Closing Purchase Price Adjustment. Payment of the finally-determined Post-Closing Purchase Price Adjustment (as hereinafter defined) shall be made (i) by the release by the parties, as their interests may finally be determined, of their allocable portions of the Escrow Amount, in the manner provided in the Escrow Agreement (as that term is hereinafter defined), and (ii) to the extent the Escrow Amount is insufficient to cover the entire Post-Closing Purchase Price Adjustment, by wire transfer to the appropriate party of the amount of any remaining portion of the Post-Closing Purchase Price Adjustment.

(d) Failure to Pay. If Buyer fails to perform as described in Section 1.5(a)(ii) and (iii) at or prior to the Payment Time, then at Seller’s option, the Agreement shall become null and void and the parties shall have no further obligations to one another, other than those existing under any confidentiality agreements between the parties hereunder and each party shall bear its own expenses related to hereto.

1.6 Post-Closing Purchase Price Adjustment. If the net working capital of the Business as of the close of business on the Effective Date (the “Net Working Capital”), which shall be calculated as current assets of the Business (excluding cash and intercompany receivables) less all liabilities of the Business as of such date, is (a) less than $2,157,443 (the “NWC Target”), the Purchase Price shall be reduced, on a dollar-for-dollar basis, by the amount of such shortfall (the “NWC Shortfall”) or (b) greater than the NWC Target, the Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount of such excess (the “NWC Excess”). The initial Closing Date Purchase Price Adjustment shall be made at Closing, based on the Preliminary Effective Date Balance Sheet (as hereafter defined) in the manner set forth below, and the final amount of such adjustment, as reflected in the Final Statements (as hereinafter defined), shall be the “Post- Closing Purchase Price Adjustment”.

1.7 Effective Date Balance Sheets.

(a) Preliminary Effective Date Balance Sheet. Attached as Exhibit A hereto is a preliminary estimate of assets acquired and liabilities assumed by Buyer effective as of the close of business on the Effective Date, reflecting, among other things, the Net Working Capital (the “Preliminary Effective Date Balance Sheet”). The Preliminary Effective Date Balance Sheet presents the Purchased Assets and Assumed Liabilities and was prepared in accordance with GAAP, except that (i) with respect to assets and liabilities, only the Purchased Assets and the Assumed Liabilities shall be included therein, (ii) no item shall fail to be included therein or excluded therefrom on the basis of materiality, individually or collectively, and (iii) the Preliminary Effective Date Balance Sheet is subject to normal recurring year end adjustments (the effect of which will not be, individually or in the aggregate, materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Preliminary Effective Date Balance Sheet). The Preliminary Effective Date Balance Sheet was prepared based on the assumptions that (i) the liability for the paid time off (“PTO”) for each employee covered by the Transition Services Agreement (as defined hereinafter) will be retained solely by the Seller, (ii) Buyer shall assume two (2) weeks of PTO liability for each employee of Seller hired by Buyer who elects to “roll over” such PTO and (iii) the amount of the PTO liability in excess of two (2) weeks for any employee other than employees covered by the Transition Services Agreement shall be retained by the Seller. The Base Purchase Price shall be (x) reduced at Closing, dollar-for-dollar, for any NWC Shortfall or (y) increased at Closing, dollar-for-dollar, for any NWC Excess (the “Closing Date Purchase Price Adjustment”).

(b) September Cash “True Up”. It is understood between the parties that the Buyer shall be entitled to all cash collected by the Business during the period between the Effective Date and the Closing Date (the “True Up Period”) and shall be responsible for all expenses incurred by Seller with respect to the Business in the ordinary course of the Business during the True Up Period. Within 10 days after the Closing Date, MediaTel shall deliver to Buyer a statement of the cash flows of the Business for the True Up

Period (the “Preliminary Statement of Cash Flows”). Buyer and its representatives shall be provided full access to all work papers and other information used by MediaTel in preparing the Preliminary Statement of Cash Flows. Subject to the following subparagraphs of this Section 1.7 concerning dispute resolution, if the net cash flow of the Business during the True Up Period (the “Net Cash Flow”) as provided in the Final Statements (as hereinafter defined) is greater than zero, the Seller shall promptly pay to the Buyer, in immediately available funds, an amount equal to the Net Cash Flow, and if the Net Cash Flow is less than zero, the Buyer shall pay to the Seller, in immediately available funds, an amount equal to the absolute value of the Net Cash Flow.

(c) Buyers’ Post-Closing Review. Within forty-five (45) days after the Closing Date, the Buyer shall review and examine the Preliminary Effective Date Balance Sheet and the Preliminary Statement of Cash Flows (collectively, the “Preliminary Statements”) and shall deliver to Seller a notice of any disagreement with the Preliminary Statements which shall state with reasonable specificity the reasons for any disagreement and identify the items and amounts in dispute. In connection with such review, Seller shall give Buyer full access to all work papers and other information used by Seller in the preparation of the Preliminary Statements. The Preliminary Statements shall be deemed conclusive and binding on the parties for purposes of determining the Post-Closing Purchase Price Adjustment and the Net Cash Flow True Up unless the Buyer notifies Seller in writing of its disagreement as provided above.

(d) Arbitration. If any disagreement concerning the Preliminary Statements is not resolved by Buyer and Seller within thirty (30) days following the date that Buyer delivers to MediaTel its notice of disagreement, if any, any undisputed amount of Post-Closing Purchase Price Adjustment shall be paid in accordance with Section 1.5(b), and Buyer and Seller shall promptly engage (on standard terms and conditions for a matter of such nature) a nationally recognized firm of certified public accountants to resolve such dispute. The firm of certified public accountants shall be mutually agreed upon between Buyer and Seller. The engagement agreement with the certified public accountants shall require the certified public accountants to make their determination with respect to the items in dispute within thirty (30) days following the submission of the dispute to them. The party against whom the dispute is resolved shall pay the fees and expenses of such certified public accountants. The resolution by the certified public accountants of any dispute concerning the Preliminary Statements shall be final, binding and conclusive upon the parties and shall be the parties sole and exclusive remedy regarding any dispute concerning the Preliminary Statements.

(e) Final Statements. The Preliminary Statements, as modified by the parties’ agreement and by any determination by the independent accountants as described in this Section 1.7, shall be the “Final Statements”.

(f) Purchase Price Adjustment Escrow. At Closing, the Buyer shall deposit an amount equal to $500,000 of the Base Purchase Price (the “Escrow Amount”) with an escrow agent (the “Escrow Agent”). The Escrow Amount shall be administered in accordance with the provisions of an Escrow Agreement (the “Escrow Agreement”), in a form reasonably acceptable to the parties, by and among Buyer, Seller and Escrow Agent, at or prior to Closing.

1.8 Closing. The consummation of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated hereby (the “Closing”) will take place at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101-3099, commencing at 10:00 a.m. local time on September 15, 2003, or at such other time, date or place as the parties agree (the “Closing Date”), provided, however, that the parties acknowledge that the Closing may take place by exchange of facsimile copies. Notwithstanding the agreement of the parties that, irrespective of the actual date of Closing, for purposes of accounting and economic effect, except as otherwise provided herein, the transactions contemplated hereby shall be deemed to have occurred on the Effective Date, title in, and risk of loss or damage to, the Purchased Assets shall only pass to the Buyer at the Closing on the Closing Date.

1.9 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as agreed upon by the parties within 30 days after the final determination of the Purchase Price. Buyer and MediaTel will use such agreed allocation for purposes of complying with IRC §1060 and will not take any action inconsistent with such allocation.

1.10 Proration. Buyer and MediaTel shall apportion real and personal property taxes, if any, with respect to the Purchased Assets and the Business, each as of the Effective Date for periods which include the Effective Date, prorated upon the basis of the period for which assessed (unless, undeterminable as of the Effective Date and then based upon the previous year’s real or personal property taxes) and payable and apportioned upon the basis of the actual number of days in such period.

1.11 Deliveries by MediaTel. MediaTel will deliver to Buyer at the Closing the following:

(a) bills of sale, executed title certificates, assignment and assumption agreements and such other instruments of sale, conveyance, transfer, assignment, endorsement, direction or authorization executed by MediaTel as will be sufficient or requisite, in the opinion of Buyer, to vest in Buyer all right, title and interest (which title and interest shall be good and marketable), in and to the Purchased Assets free and clear of all liens;

(b) assignments of software licenses and all other Intellectual Property duly executed by MediaTel;

(c) a noncompetition agreement (the “Noncompetition Agreement”) duly executed by all parties thereto other than Buyer;

(d) a license agreement between Buyer and Parent in form reasonably satisfactory to Buyer (the “License Agreement”) duly executed by Parent;

(e) a mutual resale arrangement between Buyer and Parent in form reasonably satisfactory to Buyer (the “Reseller Agreement”) duly executed by Parent;

(f) a transition services agreement between Buyer and Seller in form reasonably satisfactory to Buyer (the “Transition Services Agreement”) duly executed by Seller;

(g) the consents set forth on Schedule 2.2, except as may be noted thereon;

(h) an assumption agreement between Buyer and Seller (the “Assumption Agreement”), executed by Seller;

(i) an escrow agreement (the “Escrow Agreement”) in form reasonably satisfactory to Buyer (the “Escrow Agreement”) duly executed by Seller; and

(j) such other documents as may be reasonably requested by Buyer in connection with the transactions contemplated hereby.

1.12 Deliveries by Buyer. Buyer will pay or deliver to Seller at the Closing the following:

(a) the Base Purchase Price, as adjusted pursuant to the terms hereof;

(b) the Noncompetition Agreement, executed by Buyer;

(c) the License Agreement, executed by Buyer;

(d) the Reseller Agreement, executed by Buyer;

(e) the Transition Services Agreement, executed by Buyer;

(f) the Assignment and Assumption Agreement, executed by Buyer;

(g) the Escrow Agreement, executed by Buyer; and

(h) such other documents as may be reasonably requested by Seller in connection with the transactions contemplated hereby.

ARTICLE 2: REPRESENTATIONS AND WARRANTIES OF SELLER

As used in this Agreement, “to MediaTel’s Knowledge” means the actual knowledge of David Sohm, David Anastasi, Timothy Mitsuoka, Peter Papano, Jeffrey DeCillia, Carolyn Bersch, and Robert Wood, assuming due inquiry, and the knowledge that each of those individuals would reasonably be expected to possess based on his or her position with Seller. Seller hereby represents and warrants to Buyer on the date of this Agreement as follows:

2.1 Organization. Each of Parent and MediaTel is a corporation duly incorporated, organized, entitled to conduct business and validly existing in good standing under the corporation and franchise tax laws of their respective states of incorporation. Seller has had at all times the corporate power to own or lease its properties and otherwise to conduct its business. MediaTel is a wholly-owned subsidiary of Parent. Schedule 2.1 lists the jurisdictions in which MediaTel is qualified to do business as a foreign corporation, and nothing either requires MediaTel to be qualified in any other jurisdiction or subjects it to any cost, restriction or penalty for failing to qualify.

2.2 Authority; No Violation; Enforceability; Consents. Seller has the power to execute, deliver and perform this Agreement and each other contract, instrument and document to be executed and delivered pursuant to this Agreement (this Agreement and such other contracts, instruments and documents being referred to collectively as the “Transaction Documents”). The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary action on the part of Seller in compliance with its respective articles of incorporation, and bylaws, any other governing contracts, instruments or other documents and applicable law. This Agreement constitutes, and each of the other Transaction Documents will constitute, Seller’s valid and binding agreements, enforceable against Seller in accordance with its terms. Except as set forth on Schedule 2.2, no consent, permit or filing, application, notification, statement or report of, with, or to any governmental authority or any other person or entity not a party to this Agreement is necessary in connection with the execution, delivery, or performance by Seller of this Agreement or any document, instrument, or agreement contemplated hereby to which Seller is a party, or the consummation by Seller of the transactions contemplated hereby.

2.3 Financial Matters. MediaTel has delivered to Buyer true and complete copies of all of MediaTel’s unaudited financial statements (balance sheets and income statements prepared by or on behalf of MediaTel) as of December 31, 2002 and interim financial statements for the period through and including March 31, 2003 (the “Financial Statements.”). The Financial Statements and the Preliminary Effective Date Balance Sheet are in accordance with the books and records of MediaTel and, except as disclosed in the reports included therein or in Schedule 2.3, or, with respect to the Preliminary Effective Date Balance Sheet, as set forth in Section 1.6(a), have been prepared in accordance with the usual and customary practices and principles used by Seller in creating the Financial Statements encompassing the Business (“Customary Principles”) consistently applied throughout the periods covered by such statements and fairly present MediaTel’s financial condition and results of operations as of the date or periods thereof. MediaTel has no liabilities except and to the extent of: (i) those reflected or reserved against on the Preliminary Effective Date Balance Sheet, as adjusted as provided herein, in the amounts shown therein; (ii) those not required by Customary Principles to be reflected or reserved against in the Financial Statements; and (iii) those set forth on Schedule 1.3(b) hereto.

2.4 Absence of Certain Changes. Since August 31, 2003, MediaTel has conducted the Business only in the ordinary course, and except as set forth in Schedule 2.4, there has not been in each case, with respect to the Business:

(a) any damage, destruction or loss to any of the Purchased Assets that is not fully insured;

(b) except in the ordinary course of the Business, any encumbrance created on any of the Purchased Assets (whether tangible or intangible), or, except in the ordinary course of the Business, incurrence of indebtedness for borrowed money or guarantee, assumption, endorsement or accommodation by MediaTel of the obligations of any other Person in relation to the Business;

(c) any establishment or material increase in any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, any grant of any stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plans applicable to employees of the Business, or other material increase in the compensation payable or to become payable to any officer or employee of the Business, except, in any case described above, in the ordinary course of the Business consistent with past practice, as disclosed in Schedule 2.4, as may be required by law or the liability for which has been reflected in the Financial Statements;

(d) any employment or severance agreement related to the Business entered into with any officer of MediaTel, except as set forth in Schedule 2.4, or any collective bargaining agreement established, adopted or entered into;

(e) except in the ordinary course of the Business, or except as disclosed in Schedule 2.4, any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any assets of the Business having an aggregate value exceeding $50,000, or any non-budgeted capital expenditures or commitments to make any such expenditures in excess of $50,000 in the aggregate;

(f) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Seller of any corporation, partnership or other business organization or division thereof affecting the Business in any way;

(g) any termination, discontinuance, closing or disposition of any facility of the Seller affecting the Business in any way;

(h) any change in any method of accounting or accounting practice used by the Business other than such changes required by U.S. GAAP, consistently applied or any change in any method of reporting or accounting for Taxes or any credit policies;

(i) any amendment of the articles or certificate of incorporation or bylaws, or any alteration or restructuring of the capitalization, of MediaTel; or

(j) any event or development (or combination of events or developments) that, individually or in the aggregate, has a material adverse effect; or any agreement to take any actions specified in this Section 2.4, except for this Agreement.

2.5 Taxes. MediaTel has timely filed all required tax returns and reports relating to the Purchased Assets and the Business required to be filed or made on or prior to the Closing Date. MediaTel has paid (or has made adequate provision for) all taxes (including penalties and interest), withholdings and other governmental charges relating to the Purchased Assets and the Business for all periods ending on or prior to the Closing Date.

2.6 Purchased Assets; Title; Liabilities and Liens. Except as set forth on Schedule 2.6, MediaTel has good, marketable and exclusive title to all of the Purchased Assets and none of the Purchased Assets is subject to any liens, encumbrances, adverse claims or liabilities of any nature whatsoever, whether accrued, absolute, contingent, or otherwise, or arising out of transactions entered into, or any state of facts existing prior to the date of this Agreement. The Purchased Assets include all of the assets and contracts primarily used in the Business. There exists no asset primarily used in the Business that is owned by any party other than MediaTel or not included in the Purchased Assets, except the Licensed Assets and the Products and Documentation (as those terms are defined in the Mutual Resale Agreement (as that term is defined hereinafter)). The Retained Assets include no asset used primarily in the Business, other than the Licensed Assets. Except as set forth on Schedule 2.6, the Purchased Assets together with the Licensed Assets constitute all of the assets necessary to operate the Business after the Closing Date in substantially the same manner as the Business is presently conducted.

2.7 Title to Intellectual Property.

(a) Ownership. Except for any third party rights and licenses established by the Software Contracts, and except for the Licensed Assets, Seller owns, Buyer shall receive at Closing, and the Intellectual Property includes, all service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other intellectual property rights, trade secrets and other proprietary information, processes and formulae primarily used in the Business or otherwise necessary for the ownership and use (as conducted on the Effective Date) of the Technological Assets, and to MediaTel’s Knowledge, all patents and trademarks. Schedule 1.1(g) sets forth all trademarks and service marks (whether or not registered), all trade names, all registered copyrights, and all filed patent applications and issued patents primarily used in the Business or otherwise necessary for the conduct of the Business as heretofore conducted.

(b) Procedures for Trade Secret Protection. Seller has taken such actions, measures, and precautions to safeguard and protect the trade secrets related to the Business as are reasonable, prudent, and customary in the telecommunication industry, and Seller has taken all steps required by the Uniform Trade Secrets Act to protect and secure the trade secrets related to the Business.

(c) Personnel Agreements. All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any Technological Assets, Technical Documentation, or Intellectual Property on behalf of MediaTel either (1) have been party to a “work-for-hire” arrangement or agreement with MediaTel, in accordance with applicable federal and state law, that has accorded MediaTel full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of MediaTel as assignee that have conveyed to MediaTel full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

(d) Absence of Claims. Other than as set forth on Schedule 2.7(d), no claims have been asserted by any person or entity to the use of the Technological Assets or the Intellectual Property, and to MediaTel’s Knowledge, there is no valid basis for any such claim. Except for the potential infringement claims disclosed in Schedule 2.7(d), the use of the Technological Assets or the Intellectual Property by the Seller does not infringe on the rights of any person.

2.8 Adequacy of Technological Assets. The Technological Assets include the source code, system documentation, statements of principles of operation, and schematics for all Technological Assets, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The Technical Documentation also includes any programs owned or licensed by the Seller (including compilers), “workbenches,” tools and higher level (or “proprietary”) language used for the development, maintenance and implementation of the Technological Assets.

2.9 Third-Party Components in Software Programs. MediaTel has validly and effectively obtained the right and license to the third-party software contained in the Software Assets and Technical Documentation pursuant to the Software Contracts. The Software Assets and Technical Documentation contain no other programming or materials in which any third party may claim superior, joint or common ownership.

2.10 Third-Party Interests or Marketing Rights in Software Programs. Except for the Software Contracts, MediaTel has not granted, transferred or assigned any right or interest in the Software Assets, the Technical Documentation or the Intellectual Property to any person or entity. Except for Contracts listed in Schedules 1.1(d) and 2.11(b), there are no contracts, agreements, licenses and other commitments and arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Technological Assets, or any other Inventory, the Technical Documentation, or the Intellectual Property by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

2.11 Contracts.

(a) All Necessary Contracts. The Software Contracts listed in Schedule 1.1(d) and the General Contracts (defined below), constitute all contracts, agreements, licenses and other commitments and arrangements of MediaTel related to the Business.

(b) General Contracts. Other than the Software Contracts and except for any contracts, commitments, customer service orders and agreements, purchase orders and leases of personal property existing under MediaTel’s standard terms and conditions which are terminable without notice or liability by MediaTel on 30 days’ notice or less, MediaTel does not have any other contract pertaining to any of the Purchased Assets or the Business other than the contracts, commitments, purchase orders and leases of personal property listed on Schedule 2.11(b) (the “General Contracts” and, collectively with the Software Contracts, the “Acquired Contracts”). True, complete and correct copies of each such Contract have been furnished by MediaTel to Buyer (or true, complete and correct descriptions thereof are set forth in the Schedule 1.1(d) or 2.11(b), as applicable, if such Contract is oral).

(c) Status. Except as disclosed on Schedule 2.11(c),

(i) each of the Acquired Contracts is valid and enforceable in accordance with its terms; MediaTel is, and to MediaTel’s Knowledge, as that term is hereinafter defined, all other parties thereto are, in compliance with the provisions thereof; MediaTel is not, and to MediaTel’s Knowledge no other party thereto is, in breach or default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a breach or default thereunder;

(ii) since August 31, 2003, (A) MediaTel has not had any notice that any party to any Acquired Contract is subject to any bankruptcy, insolvency or similar proceeding; (B) there is no outstanding notice of cancellation or termination in connection with any Acquired Contract; (C) each Acquired Contract is the valid and binding agreement of MediaTel and to MediaTel’s Knowledge, any other party to it, in full force and effect and enforceable in accordance with its terms; and (D) neither MediaTel nor, to MediaTel’s Knowledge, any other party currently contemplates any termination, amendment or change to any Acquired Contract, except those terminations, amendments or changes requested by Buyer;

(iii) the services of MediaTel conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of MediaTel in any service level Contract or similar document with respect to a Customer which is material to the Business; and

(iv) no Contract with any customer of the Business deviates in any material way from the forms of service orders, service agreements and standard terms and conditions for such Contracts previously provided to Buyer by Seller.

2.12 Intercompany Transactions. Since December 31, 2002, except as set forth on Schedule 2.12, MediaTel has not engaged in any material transaction with respect to the Business with any Affiliate (as defined hereinafter) of or any direct or indirect subsidiary of MediaTel with respect to any asset, product or service necessary for the operation of the Business as conducted during such period. Schedule 2.12 sets forth the nature of any transaction (except for transactions that do not individually or in the aggregate have a value of $25,000] or more per annum) in which the service or product provided to or by the Business to any Affiliate was provided on terms materially less favorable to the Business than could have been obtained at the time in any arm’s length transaction with an unaffiliated third party. “Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

2.13 Customers and Suppliers. Schedule 2.13 lists with respect to the fiscal year of MediaTel ended on December 31, 2002 and for the seven (7) month period ended on July 31, 2003; (i) MediaTel’s fifty (50) largest customers (by dollar volume) during such period (showing the dollar volume for each ); (ii) MediaTel’s ten (10) largest suppliers (by dollar volume) during such periods (showing the dollar volume of each); and (iii) the names of those suppliers of significant materials or services to MediaTel with respect to which practical alternative sources of supply are not available on comparable terms and conditions. Except as and to the extent set forth in Schedule 2.13: (A) since March 31, 2003, to MediaTel’s Knowledge, no material adverse change has occurred in MediaTel’s business relationship with the customers and suppliers disclosed in Schedule 2.13; (B) to MediaTel’s Knowledge, no such customers or suppliers are expected to cease purchasing or supplying goods or services or, substantially to reduce its purchases from, or sales to, MediaTel in response to the transactions contemplated by this Agreement; and (C) to MediaTel’s Knowledge, without limiting the foregoing, no customer or supplier as to whom payments during the fiscal year ended December 31, 2002 and for the seven (7) month period ended on July 31, 2003, to or from MediaTel related to the Business exceeded $75,000 has given MediaTel notice that it is terminating or materially reducing its purchases, is seeking to negotiate its rates or prices, or is subject to any bankruptcy, insolvency or similar proceeding, no such action or proceeding by any other party is pending or threatened nor has any act or omission occurred that makes such action or proceeding likely.

2.14 Labor Relations; Employee Claims and Plans. Schedule 2.14 lists all employment agreements that Seller has or had with any employees of the Business or any consulting agreement or other advisory arrangement with third persons in connection with the Business. MediaTel has not engaged in any unfair labor practices as defined in the National Labor Relations Act. Schedule 2.14 sets forth a true and complete list of the names and current compensation levels of all salaried or annual employees and all consultants involved in the Business, together with a precise description of any obligations of Seller owing to any such employee, consultant, or other independent contractor (whether with respect to past service, severance, or otherwise). Except for the Excluded Liabilities or as otherwise reflected on the Preliminary Effective Date Balance Sheet, as adjusted as provided herein, there are no obligations whatsoever to any such employee, consultant, or independent contractor. There is no: (i) unlawful employment practice discrimination charge, unfair labor practice charge, grievance, arbitration proceeding or complaint against MediaTel relating to the Business before any governmental authority; or (ii) labor strike, dispute, picketing, lockout, union organizing activity, union jurisdictional dispute, slowdown or stoppage or, to MediaTel’s Knowledge, threatened against or involving or affecting the Business. There is no collective bargaining agreement relating to the Business which is binding on MediaTel. Except as set forth in Schedule 2.14, MediaTel has not maintained, participated in, contributed to or had any liability under any plans, contracts or arrangements providing benefits to employees, agents, independent contractors or board members or their dependents or beneficiaries (the “Employee Plans”), MediaTel has complied with all of its obligations under such Employee Plan, and all Employee Plans are in compliance with applicable law. Except as otherwise provided in the Preliminary Effective Date Balance Sheet, as adjusted as provided herein, MediaTel does not have any liability under, nor is subject to any lien, restriction or other adverse claim relating to any Employee Plan that (i) would affect in any manner whatsoever Buyer’s right, title or interest in, or Buyer’s right to use and enjoy, free and clear of any lien or encumbrance, any of the Purchased Assets, (ii) would limit or interfere with Buyer’s ability to perform and discharge when due any Assumed Liability or (iii) would result in the assumption by or imposition on Buyer of any liability or obligation other than the liabilities and obligations expressly included in the Assumed Liabilities.

2.15 Litigation. Except as set forth in Schedule 2.15, there is no litigation, action, claim, proceeding or governmental investigation pending or, to MediaTel’s Knowledge, threatened against MediaTel (i) relating to the Business or the Purchased Assets or (ii) which may affect MediaTel’s ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement, and to MediaTel’s Knowledge, there is no basis for any such action. There are no actions, suits, proceedings or other litigation pending or threatened, by or against MediaTel or any of its Affiliates with respect to this Agreement or the other agreements related thereto, or that seeks to restrain, modify, prevent or materially delay the transactions contemplated hereby or thereby.

2.16 Compliance with Laws. Except for any alleged non-compliance with federal, state, provincial, local or other applicable law, rule or regulation asserted in the claims described in Schedule 2.15, MediaTel has complied with all federal, state, provincial, local or other applicable law, rule or regulation applicable to the Business, the violation of which would have a material adverse effect. MediaTel has not received any actual or threatened complaint, citation, or notice of violation from any government authority relating to the Business. All permits used in the Business are listed on Schedule 2.16 (the “Permits”), all of which are in full force and effect. The Permits constitute all permits necessary to operate the Business as heretofore operated by MediaTel.

2.17 Brokers and Finders. Seller has not employed any investment bank, broker or finder, or incurred any liability for any other investment banking, brokerage, finders, or similar fees or commissions in connection with the transactions contemplated hereby.

2.18 Accounts Receivable. All of the accounts receivable pertaining to the Business are owned by and in the name of MediaTel, and Schedule 1.1(j) discloses all accounts receivable of the Business outstanding as of the Effective Date, presented on an aged basis, and separately identifies the name of each account debtor and the total amount of each related accounts receivable. All Accounts Receivable, whether reflected on the Financial Statements, disclosed on Schedule 1.1(j) or created after the date of the most recent Financial Statements, arose from bona fide sale transactions of the Business, and, except as specifically noted on Schedule 1.1(j), to MediaTel’s Knowledge, no portion of any Accounts Receivable is subject to any valid counterclaim, defense or setoff or is otherwise in dispute against which adequate reserves have not been established.

2.19 Other. No representation or warranty by Seller in any Transaction Document and no statement in any Schedule contains or will contain any untrue statement of a material fact, or omits a material fact, necessary to make any statement in any of them not misleading.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby each represents and warrants to Seller on the date of this Agreement as follows:

3.1 Organization and Standing of Buyer. Buyer is a corporation duly incorporated, organized and validly existing in good standing under the corporation of the state of its incorporation and has all corporate power and authority to enter into this Agreement and the other agreements to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder and thereunder.

3.2 Authority; No Violation; Enforceability. The execution and delivery of the Transaction Documents and the consummation by Buyer of the transactions contemplated by, and other compliance with and performance under them, have been duly authorized by all necessary action on the part of Buyer in compliance with applicable law. The execution and delivery of the Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not violate, conflict with, require the consent, waiver or approval, or result in a breach or default under, or give to others any interest or right of termination, cancellation or acceleration with respect to any organizational document, agreement, instrument or obligation applicable to Buyer or any of its assets. The Transaction Documents constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

3.3 Other. No representation or warranty by Buyer in this Agreement or in any other Transaction Document contains or will contain any untrue statement of a material fact, or omits a material fact, necessary to make any statement in any of them not misleading.

ARTICLE 4: FURTHER COVENANTS

4.1 Further Assurances; Financial Statements; Ordinary Course Seller shall take all actions necessary or appropriate to provide Buyer with possession of the Purchased Assets at the Closing Date. Upon the reasonable request of Buyer at any time and from time to time after the Closing Date, Seller will execute and deliver such further bills of sale, deeds and other instruments of assignment, transfer, conveyance, endorsement, direction or authorization and do all things necessary or advisable, as Buyer may reasonably request, which are needed to vest, perfect or confirm, of record or otherwise, the right, title and interest of Buyer, in and to the Purchased Assets or otherwise to carry out the purpose of this Agreement. From time to time after the Closing, each party shall cause its appropriate employees, if any, and representatives to provide a requesting party with information and data reasonably requested by such party which is necessary or useful to the requesting party in connection with its current or former operation of the Business, or in connection with the preparation of accounting and related reports and all tax returns with respect to the Purchased Assets, the Assumed Liabilities or the Business, and all reasonable out-of-pocket expenses incurred in connection therewith shall be reimbursed by the requesting party. In particular, MediaTel shall provide Buyer with full access to its financial books and records pertaining to the Business for the purposes of enabling Buyer to comply with its securities reporting requirements under applicable law. If any Acquired Contract included in the Purchased Assets is not assignable by Seller to Buyer without the consent of a third party and no such consent can be obtained prior to the Closing, and the Closing nevertheless occurs, then the Buyer shall be deemed to have waived the requirement of obtaining such consent as a condition of Closing, the assignment of any such contract shall be effective (as between the parties) and any liability arising from the failure to obtain such consent shall constitute an

Assumed Liability. MediaTel shall use commercially reasonable efforts to obtain all consents under all Acquired Contracts constituting part of the Purchased Assets and to obtain all certificates and other documents required in connection with the performance by MediaTel of this Agreement, the agreements, documents, and instruments contemplated hereby, and the consummation of the transactions contemplated hereby and thereby; provided, however, that no such consent shall modify or amend in any way the existing terms of any such Acquired Contract, nor shall any such consent impose upon Buyer any obligation whatsoever, financial or otherwise, beyond the obligations set forth in the Acquired Contracts. Buyer shall render such cooperation as is reasonably required to assist MediaTel in obtaining such consents, certificates, and other documents. If a consent is required from any third party to any Acquired Contract, until such consent is obtained or if an attempted transfer, conveyance, or assignment is ineffective, MediaTel shall cooperate (without any additional out of pocket expense to MediaTel) with Buyer in any commercially reasonable arrangement requested by Buyer, for so long as any such Acquired Contract is in effect, that provides to Buyer the benefits and obligations under any such Acquired Contract.

4.2 Confidentiality and Announcements as to this Agreement Neither Buyer nor Seller shall disclose to the public or any third party the terms of the transaction contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as may be required by applicable law or regulation, including, without limitation, NASD Rules. If a public statement disclosing the terms of the transaction is required to be made under applicable law, the parties shall consult with each other in advance to the extent reasonably practicable as to the content and timing thereof.

4.3 Certain Employee Matters.

(a) Generally. Nothing in this Agreement (i) requires Buyer to hire, or to offer to hire, the current employees of the Business, (ii) constitutes an offer to employ such employees, or (iii) requires Buyer to pay under Seller’s severance plans or policies.

(b) Payments by Seller. Promptly following the Closing, Seller shall pay those employees of MediaTel who accept employment with the Buyer (the “Buyer Employees”) all accrued compensation owed by Seller to such Buyer Employees through the Closing Date, including wages, bonuses, business expense and other reimbursements, vacation and other paid time off, except as set forth in the Preliminary Effective Date Balance Sheet, as adjusted as provided herein. Seller will administer its insured fringe benefit plans, at its expense, for the benefit of current and former employees for claims relating to matters arising on or before the Closing Date. Seller expressly agrees to provide for any payments or coverage required under any applicable U.S. law or regulation regarding employee health insurance plans or benefits (including, without limitation, COBRA coverage with respect to any “qualifying event” as defined in IRC § 4980B(f)(e)) on or before the Closing or as relates to the transactions contemplated by this Agreement. Seller shall maintain, at Seller’s expense, coverages of all current employees of the Business who are employed by Buyer following the Closing under Seller’s existing medical, dental, and vision insurance or benefits plans until at least September 30, 2003.

(c) WARN. Seller will take no actions that will require Buyer to give notice or otherwise comply with the Workers Adjustment and Retraining Notification Act or under any similar or analogous law, statute, regulation, or rule having applicability to Seller or the Business in the U.S. or otherwise.

(d) Severance Matters. In the event Buyer hires any of the current employees of the Business at or following the Closing and, within the period beginning on the Closing Date through and including December 31, 2003 (the “Cut-Off Date”), any such employee ceases to be employed in the Business by the Buyer for any reason, Seller shall promptly reimburse Buyer, upon the date of any such termination, for all severance benefits due to any such employee under Buyer’s severance policies provided that such reimbursement obligation shall not exceed $130,000, in the aggregate.

4.4 Certain Laws. Without limiting the indemnification rights or obligations under this Agreement, the parties acknowledge: (a) that notices to creditors are not being given under, and no other actions are being taken to comply with the “Bulk Sales Act” under the Uniform Commercial Code as in effect in the States of California, Georgia and Washington; and (b) that no waivers or clearances are being obtained under, and no other actions are being taken to comply with, state laws, if any, providing for notices or tax or similar clearances in connection with sales of assets; and, thus, notwithstanding anything to the contrary in this Agreement, no representation or warranty is made that any lien will not arise in or with respect to the Purchased Assets by reason of the foregoing laws.

4.5 Certain Transition Matters.

(a) Endorsement of Checks. From and after the Closing, Buyer shall have the right and authority to retain and endorse without recourse the name of MediaTel or Parent on any check or any other evidence of indebtedness to MediaTel or Parent with respect to the Business received by Buyer on account of the Business or any Purchased Asset transferred to Buyer hereunder.

(b) Remit Funds. After the Closing, the Seller shall promptly transfer and deliver to Buyer any cash or other property, including the payments related to the accounts receivable, if any, that the Seller may receive related to the Purchased Assets or the Business.

(c) Assumed Liabilities Controlled by Buyer. From and after the Closing, Buyer shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any Assumed Liability, and Buyer shall have the right to conduct and control all negotiations and proceedings with respect thereto. MediaTel shall notify Buyer immediately of any claim made with respect to any Assumed Liability and shall not, except with the prior written consent of Buyer, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liability.

(d) License of MediaTel/Captaris Names. Seller hereby grants to Buyer a world-wide, nonexclusive, nontransferable and royalty-free license to use for a period of ninety (90) days after the Closing Date the name “Captaris, Inc.” and “MediaTel Corporation (Delaware)” or any derivation or variation thereof, or any corporate name that includes any of the foregoing names, used by Seller as of the date hereof (the “Reserved Names”) for purposes of effectuating the transition of the Business to Buyer, including the collection of the Accounts Receivable, in a manner substantially consistent with its current use of such Reserved Name.

4.6 Expenses. Except as otherwise specifically provided in this Agreement, each party will pay its own expenses and costs incurred in connection with the negotiation, execution, delivery and performance of this Agreement.

ARTICLE 5: INDEMNIFICATION

5.1 Indemnity by Seller. Seller agrees to indemnify and hold harmless Buyer against any and all claims, losses, damages, liabilities, demands, assessments, judgments, costs and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating, bringing or defending any actions or threatened actions) (“Loss”) suffered by Buyer, its affiliates, shareholders, officers, directors, employees and agents, and their respective legal representatives, successors and assigns (the “Buyer Indemnitees”), arising out of, in connection with or resulting from: (i) any breach of or failure to comply with any representation, warranty, covenant or agreement made by Seller in the Agreement and the Assumption Agreement; (ii) the Excluded Liabilities; (iii) the application of any bulk sales law; or (iv) any claim by any person for a brokerage or finder’s fee or a commission or similar payment based upon any agreement or understanding alleged to have been made by any such person with Seller (or any person acting on any Seller’s behalf) in connection with the transactions contemplated by this Agreement. Subsections 5.1(i) through 5.1(iv) shall be deemed to be independent bases for indemnification under each such Subsection. The indemnification provided by this Section 5.1 shall encompass claims of Buyer against Seller for any loss sustained by the Buyer Indemnitees whether or not involving any claim action or proceeding by a third party.

5.2 Indemnity by Buyer. Buyer agrees to indemnify and hold harmless Seller against any Loss suffered by Seller, their respective shareholders, officers, directors, employees and agents, and their respective legal representatives, successors and assigns (the “Seller Indemnitees”), arising out of, in connection with or resulting from: (i) any breach of or failure to comply with any representation, warranty, covenant or agreement made by Buyer in the Agreement and the Assumption Agreement; (ii) the Assumed Liabilities; (iii) any liability arising from the failure to obtain any third party consent required to assign to Buyer an Acquired Contract or (iv) any claim by any person for a brokerage or finder’s fees or a commission or similar payment based upon any agreement or understanding alleged to have been made by such person with Buyer (or any person acting as Buyer’s behalf) in connection with the transactions contemplated by this Agreement. Subsections 5.2(i) through 5.2(iii) shall be deemed to be independent bases for indemnification under each such subsection. The indemnification provided by this Section 5.2 shall encompass claims of the Seller against Buyer for any loss sustained by the Seller Indemnitees whether or not involving any claim action or proceeding by a third party.

5.3 Claims for Indemnification. The party seeking indemnification (the “Indemnified Party”) shall, within a reasonable time after receiving notification of a Loss or a potential Loss, notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the facts that are the basis of such claim of Loss (a “Notice of Claim”) which has given rise to a right of indemnification under this Agreement. Notwithstanding the foregoing, a delay in providing any notice pursuant hereto shall not prejudice any right to indemnification under this Agreement except to the extent the Indemnifying Party is actually prejudiced by such failure. The amount set forth in the Notice of Claim shall be based upon a good faith opinion of the reasonable maximum exposure to the Indemnified Party but shall not limit the Indemnified Party’s rights to indemnification if the resulting Loss exceeds the amount set forth in such notice.

5.4 Third Party Claims. If any claim is made by a third party against a party to this Agreement that, if sustained, would give rise to a liability of another party under this Agreement, the Indemnified Party shall keep the Indemnifying Party reasonably informed regarding the status of such third-party claim. The Indemnifying Party shall cause their appropriate employees or representatives to provide the party against whom such claim is made with information or data in connection with the handling and defense of such third party claim.

5.5 Settlement; Counter Notice. If an Indemnifying Party desires to dispute such claim, it shall, within thirty days after receipt of the Notice of Claim, give counter notice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counter notice is given within such thirty-day period, or if the Indemnifying Party acknowledges liability for indemnification, then the amount claimed shall be promptly satisfied as provided in Section 5.6. Each party agrees to discuss with the other parties any disputes that may arise in connection with this Agreement, including the desirability of submitting any such dispute to binding arbitration before an arbiter who has had at least ten years’ relevant industry experience in the field which is the subject matter of the dispute prior to commencing an action in a court of competent jurisdiction in accordance with the following sentences of this Section 5.5. If within thirty days after the receipt of counter notice by the recipient of the Notice of Claim shall have not reached agreement as to the claim in question, then the claim of indemnification may be settled by litigation brought in federal court. The decision of such court of competent jurisdiction that is either not subject to appeal or not appealed within 90 days of any judgment or, if sooner, the period in which an appeal may be filed under applicable law shall be final and binding as to any matter submitted under this Agreement. To the extent the decision of the court is that a party shall be indemnified hereunder, the amount shall be satisfied as provided below. The date the court decision becomes final and binding or the date a claim otherwise becomes payable pursuant to Section 5.6 is referred to as the “Determination Date.”

5.6 Manner of Indemnification. All indemnification under this Article 5 shall be made by wire transfer of immediately available funds in the amount of the indemnification liability no later than five days following the Determination Date. In the absence of fraud, indemnification pursuant to the provisions of this Article 5 shall be sole and exclusive remedy of the parties for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

5.7 Nature; Limitations.

(a) Nature. All statements contained in any certificate or other instrument delivered by a party hereto pursuant to this Agreement shall be deemed representations and warranties by such party. The representations, warranties, covenants, indemnities and agreements of the parties contained in the Agreement or the other Transaction Documents shall survive the Closing and shall not merge into any of the deeds or other documents delivered at the Closing and shall not be affected by any investigation made by the parties prior to the Closing Date.

(b) Time. Notwithstanding the foregoing, (i) representations and warranties contained in Sections 2.2 and 3.2 and claims for indemnification thereunder shall survive the Closing without limitation; (ii) representations and warranties contained in Sections 2.6 and 2.7(a) shall survive for a period of three (3) years from the Closing Date; (iii) any representations or warranties and related claims for indemnification relating to any claim for taxes shall survive until ninety (90) days after the expiration of the applicable statute of limitations for the taxing authority to file claims or assessments against the taxpayer; and (iv) all other representations and warranties and related claims for indemnification shall survive for a period of 18 months from the Closing Date. Notwithstanding the preceding sentence, if notice of a breach of representation or warranty shall have been given to Buyer or Seller, as the case may be, prior to the date on which such representation or warranty would otherwise terminate pursuant to this Section 5.7, then such representation or warranty shall survive the time at which it would otherwise terminate pursuant hereto solely with respect to the subject matter referred to in such notice.

(c) Deductible. Neither Seller, on the one hand, nor Buyer, on the other hand, shall have any liability for indemnification arising from a breach of a representation or warranty until the aggregate of all Losses suffered by the other party with respect to such matters exceeds $50,000, and then only for the amount by which such losses exceed $50,000.

(d) Cap. The aggregate liability of either party pursuant to this Article 5 for indemnification arising from a breach of a representation or warranty shall not exceed an amount equal to the Purchase Price (as adjusted pursuant to the terms of this Agreement).

ARTICLE 6: MISCELLANEOUS PROVISIONS

6.1 Good Faith; Cooperation; Further Assurances. The parties will in good faith undertake to perform their obligations in this Agreement, to satisfy all conditions, and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with its terms. The parties will cooperate fully with each other and their respective representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement.

6.2 Notices. Each notice, communication and delivery under this Agreement: (a) will be made in writing signed by the party making it; (b) will specify the Section to which it relates; (c) will be delivered (i) in person, (ii) by nationally recognized next business day delivery service electing, and being timely delivered to such courier for, next business day delivery, or (iii) by fax and with a confirming copy sent by a nationally recognized next business day delivery service electing, and being timely delivered to such courier for, next business day delivery; (d) unless given in person, will be given to the address specified below; (e) will be deemed given (i) if delivered in person, on the date delivered, (ii) if sent by nationally recognized next business day delivery service electing, and being timely delivered to such courier for, next business day delivery, on the first business day after so sent, or (iii) if sent by fax with a copy sent by a nationally recognized business day delivery service electing, and being timely delivered to such courier for, next business day delivery, on the first business day after so sent; and (f) will be deemed received (i) if delivered in person, on the date of personal delivery, (ii) if sent by nationally recognized next business day delivery service for next business day delivery, on the first business day after so sent, and (iii) if sent by fax and with a copy sent by a nationally recognized next business day delivery service for next business day delivery, on the first business day after so sent.

If to Seller, to:	with a copy to:

Captaris, Inc. 10885 N.E. 4th Street, Suite 400 Bellevue, Washington 98004 Fax: (425) 638-1500 Attn: David P. Anastasi, President and Chief Executive Officer	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101-3099 Fax: (206) 359-9000 Attn: Gail P. Runnfeldt, Esq.

If to Buyer, to:	with a copy to:

Xpedite Systems, Inc. The Lenox Building 3399 Peachtree Rd. NE, Suite 700 Atlanta, GA 30326 Fax: 404-262-8540 Attn: Lee Provow, President	Sutherland Asbill & Brennan, LLP 999 Peachtree Street, NE Atlanta GA 30309-3996 Fax: 404-853-8806 Attn: Philip P. Gura, Esq.

and to:

PTEK Holdings, Inc. The Lenox Building 3399 Peachtree Rd. NE, Suite 700 Atlanta, GA 30326 Fax: 404-262-8540 Attn: Patrick J. Jones, General Counsel

Such notice will be given to such other representatives or at such other addresses as a party may furnish to the other parties pursuant to the foregoing. If notice is given pursuant to this Section of a permitted successor or assign of a party, then notice will thereafter be given as set forth above also to such successor or assign of such party.

6.3 Assignment; Successors in Interest. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto, and their respective successors and permitted assigns, including any acquirer of the Business.

6.4 No Third Party Beneficiaries. The parties do not intend to confer any benefit under this Agreement on anyone other than the parties, and nothing contained in this Agreement will be deemed to confer any such benefit on any other person, including any current or former employee or agent of Seller or any dependent or beneficiary of any of them.

6.5 Severability. Any determination by any court of competent jurisdiction of the invalidity of either (a) any provision of this Agreement that is not essential to accomplishing its purposes or (b) any aspect of Section 4.2 will not affect the validity of any other provision of this Agreement, which will remain in full force and effect and which will be construed as to be valid under applicable law.

6.6 Certain Rules of Construction. The parties agree: (i) that “applicable law” means all provisions of any constitution, statute, law, rule, regulation, decision, order, decree, judgment, release, license, permit, stipulation or other official pronouncement enacted, promulgated or issued by any governmental authority or arbitrator or arbitration panel; (ii) “governmental authority” means any legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body, person or entity; and (iii) “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations. Each party acknowledges that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party solely because such party or its representatives were the drafters of any such provision. The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. The term “primarily used in the operation of the Business” and words to that effect refers to the operation of the Business by MediaTel since March 31, 2003 and as of the Closing Date.

6.7 Controlling Law; Integration; Amendment; Waiver.

This Agreement is governed by, and will be construed and enforced in accordance with, the laws of the State of Delaware. This Agreement and the other contracts, documents and instruments to be delivered pursuant to this Agreement supersede all prior negotiations, agreements and understandings between the parties with respect to their subject matter, constitute the entire agreement of the parties with respect to their subject matter, and may not be altered or amended except in writing signed by Buyer and Seller. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce such provision; and no waiver by any party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

6.8 Judicial Proceedings. The parties agree that all actions or proceedings relating to this Agreement (whether to enforce a right or obligation or obtain a remedy or otherwise) will be brought solely in the courts of the State of Delaware, or if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, as the party bringing such action or proceeding may elect. Each party hereby unconditionally and irrevocably consents to the jurisdiction of such courts and waives its rights to bring any action or proceeding against the other party except in such courts. Each of the parties irrevocably waives any right to a jury trial with respect to any matter arising out of or in connection with this Agreement. If any party seeks to enforce its right under this Agreement by joining another party to a judicial proceeding before a jury in which such third party is a party, the parties will request the court to try the claims between the parties to this Agreement without submitting the matter to the jury.

6.9 Counterparts. This Agreement may be executed in one or more counterparts (and one or more execution pages may be detached from one copy of this Agreement and attached to another copy in order to form one or more counterparts), each of which will be deemed to be an original, and it will not be necessary in making proof of this Agreement or its terms to account for more than one of such counterparts.

[Signatures commence on the next page]

DULY EXECUTED and delivered by the parties as of the date first written above.

BUYER:	XPEDITE SYSTEMS, INC.

	By:	/s/ PATRICK G. JONES
	Name:	Patrick G. Jones
	Title:	EVP

SELLER:	CAPTARIS, INC.

	By:	/s/ DAVID P. ANASTASI
	Name:	David P. Anastasi
	Title:	President & CEO

MEDIATEL CORPORATION (DELAWARE)

	By:	/s/ PETER PAPANO
	Name:	Peter Papano
	Title:	Secretary

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